Exhibit 5.1

May 17, 2021

Vyant Bio, Inc.

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

Re: Registration Statement on Form S-8

Vyant Bio, Inc. 2021 Equity Incentive Plan

StemoniX, Inc. 2015 Stock Option Plan

Ladies and Gentlemen:

We have acted as special counsel to Vyant Bio, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) 4,500,000 shares (the “2021 Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Vyant Bio, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 891,780 shares (the “2015 Shares” and, together with the 2021 Shares, the “Shares”) of Common Stock issuable pursuant to the StemoniX, Inc. 2015 Stock Option Plan, as amended (the “2015 Plan” and, together with the 2021 Plan, the “Plans”).

In connection with rendering this opinion, we have examined or are familiar with the Certificate of Incorporation, as amended, of the Company, the Bylaws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We assume that the Company has sufficient unissued and unreserved shares of Common Stock (or will validly amend the Company’s Certificate of Incorporation, as amended, to authorize a sufficient number of shares of Common Stock prior to the issuance thereof) available for issuance as provided in the Registration Statement and any related amendment thereto or prospectus supplement.

Based upon such examination and review, we are of the opinion that the Shares will, upon issuance and delivery in accordance with the terms of the Plans, be legally issued, fully paid and nonassessable outstanding shares of Common Stock.

The opinion expressed herein is limited to the corporate laws of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We assume no obligation to advise you of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP